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Exhibit 10.33

William E. Aziz
President & Chief Executive Officer
Tel.: (514) 956-4445
Fax: (514) 335-2035
bill_aziz@srtelecom.com

Consulting Agreement Between SR Telecom and Dave Gibbons

The purpose of this letter is put forth arrangements between Dave Gibbons and SR Telecom, which will be effective from and after October 1st, 2005. This letter constitutes the entire agreement between Dave Gibbons "DG" and SR Telecom:

1.
DG will act as an independent contractor and provide the services as Consultant/Advisor to SR Telecom Executive Management and will report to the Chief Executive Officer of SR Telecom. In this regard, DG will devote no less than 60 hours per month for the first three months, i.e. October, November & December 2005, subject to the fact that DG may continue to act as a director of the companies for which he currently acts as a director. For fiscal year 2006, it expected that DG will be able to devote 120 hours per month for the first 6 months of the year.

2.
As a Consultant/Advisor to SR Telecom Executive Management, DG will help provide guidance and expertise with Corporate Strategic Development, Technology & Product Roadmap Strategy, Industry Relationships, Corporate Messaging, Public Forum Engagements as well as Key Customer Engagement. Furthermore, DG shall comply with the Company's rules, procedures, policies, and directions, including without limitation all lawful directives that the CEO of SR Telecom may from time to time give him.

3.
The initial term of this Agreement shall commence on October 1st, 2005 and will continue until June 30, 2006, unless (i) extended or terminated by mutual agreement, or (ii) terminated prior to such date in accordance with the provisions set forth herein. In addition, this Agreement may be extended by mutual consent by both parties.

4.
During the initial 3 months of this engagement, i.e. October, November & December 2005, for services rendered, DG will be paid a monthly work fee (the "Work Fee") of US $11,000 plus applicable state taxes to be invoice by the 30th of each month and payable by the 7th of the subsequent month. Thereafter, DG will be paid a Work Fee of US $22,000 plus applicable state taxes to be invoice by the 30th of each month and payable by the 7th of the subsequent month.

5.
During the term of this Agreement, DG will be reimbursed for all reasonable expenses properly incurred by him in the course of performing his duties hereunder including out-of-pocket hotel and transportation costs, upon submission of supporting invoices and receipts, in accordance with SR Telecom Expense Policy. In addition, SR Telecom will supply DG with the use of a laptop during the terms of this Agreement.

6.
DG will indemnify SR Telecom, its officers, directors and employees from all claims, actions, losses, expenses, fines and penalties incurred as a result of the failure by DG to remit to the applicable government authorities, contributions for social security, employment insurance, employer health tax or other similar levies or to make the appropriate withholdings for income tax in respect of the fees and amounts paid to DG pursuant to this engagement.

7.
At all times, DG will be and shall remain an independent contractor and shall not represent himself as an employee of the Company. Nothing contained in this Agreement is intended to create nor shall be construed as creating an employment relationship between DG and the Company.

8.
During the term of this engagement, DG shall faithfully, honestly and diligently serve and use his best efforts to promote the interests and welfare of SR Telecom. Any intellectual property, that relates to work under this agreement, which may be created, developed or amended during the term of this engagement, or any patentable inventions, shall be the sole property of SR Telecom. DG shall co-operate with SR Telecom in registering any such patentable inventions, and shall waive all moral rights, to the extent permitted by law, in any intellectual property created, developed or amended during the term of this engagement in which copyright may subsist.

9.
Both parties must provide 60 days notice to terminate the consulting agreement. In the event that SR Telecom terminates the agreement with DG prior to the scheduled completion of the agreement, SR Telecom will provide DG with the difference between the amount that DG is scheduled to earn over the first 6 month period and the amount that DG has earned to date.

10.
DG will not while engaged by the Company or at any time thereafter:

(a)
disclose the business and affairs of the Company or its clients to any person other than members of the Company or its advisors;

(b)
disclose to any person any trade secrets or discoveries, inventions or improvements or other information concerning the business or affairs of the Company and its customers;

(c)
make any statements or do any acts which could in any manner be detrimental, disparaging or damaging to the Company or its business;

(d)
at all times during the term of this Agreement, and for a period of twelve (12) months after the date of termination of DG's Agreement hereunder, regardless of the reason for such termination, individually or through any person firm, association or corporation which DG is now or may hereafter become associated, cause, solicit, entice or induce any present or future employee of the Company to leave the employ of the Company to accept employment with, or compensation from, DG or any such person, firm, association or corporation, or to hire, directly or indirectly, any such employee, without the prior written consent of the Company; and

(e)
at all times during the term of this Agreement, and for a period of twelve (12) months after the date of termination of DG's Agreement, regardless of the reason for such termination, directly or indirectly engage in, assist or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company and excluding any securities of SR Telecom), partner, proprietor or any type of principal whatsoever, in or with any person, firm or business entity which, directly, is engaged in the fixed wireless business that competes directly wit SR Telecom, without the Company's specific written consent to do so.

11.
SR Telecom shall indemnify DG and his respective heirs, legal personal representatives and successors and save each of them harmless against all costs, charges and expenses including any amount paid to settle an action or satisfy a judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which they have been made by reason of performing their duties hereunder and all legal costs in connection therewith if DG did honestly and in good faith and with a view of the best interests of the Company and had reason to believe their conduct was lawful.

12.
This Agreement shall be governed by the laws of Quebec, as the entire agreement between us, supersedes any prior Agreement and may only be modified by an agreement in writing signed by both parties. The parties agree that this agreement be drafted in English only.

13.
This Agreement may be signed in counterpart.

Yours very truly,
SR TELECOM INC.
By:	/s/ WILLIAM E. AZIZ William E. Aziz President & CEO by interim

I hereby confirm the foregoing this 29th day of September, 2005.

DG
By:	/s/ DAVID GIBBONS David Gibbons

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Consulting Agreement Between SR Telecom and Dave Gibbons